Exhibit 99.1

Pep Boys Appoints
Michael Odell and Scott Webb to its Senior Leadership Team

PHILADELPHIA — September 7, 2007 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket and service chain, announced the appointment Michael Odell as its new Executive Vice President & Chief Operating Officer and Scott Webb as its new Senior Vice President — Merchandising & Marketing.   Both of these executives are expected to start their employment with Pep Boys by September 17, 2007.

Mr. Odell most recently served as Executive Vice President and General Manager of Sears Retail & Specialty Stores, a $27 billion division of Sears Holdings Corporations.  Mike joined Sears in its finance department in 1994 where he served until he joined Sears’ operations team in 1998.  There he served in various executive operations positions of increasing seniority, including as Vice President, Stores - Sears Automotive Group.

Mr. Webb most recently served as Vice President, Merchandising and Customer Satisfaction of AutoZone.  Scott joined AutoZone in 1986 where he began his service in field management before transitioning, in 1992, to merchandising and hard parts sourcing.

Jeff Rachor, President & CEO, said “We are extremely pleased to add these two outstanding executives to our senior leadership team.  Both gentlemen bring clear subject matter expertise in the automotive aftermarket industry.  Their successful track records and extensive experience in automotive retailing will be invaluable as we position Pep Boys for transformational change.”

Pep Boys has 592 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

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Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Alex Spooner, 215-430-9588
Internet: http://www.pepboys.com